Exhibit 99.1

Century Issues Conditional WARN Notice and Announces the Curtailment of One Potline at Ravenswood, WV Smelter

MONTEREY, CA. December 17, 2008 -- Century Aluminum of West Virginia, a wholly owned subsidiary of Century Aluminum Company (NASDAQ: CENX), today informed employees at its Ravenswood, WV aluminum smelter of a possible curtailment of 100% of plant operations in 60 days. The announcement was made pursuant to  the federal Worker Adjustment and Retraining Notification Act (WARN). In a related move, the company also began the orderly curtailment of one potline.

The conditional WARN notice specifies that the plant could be curtailed unless the LME selling price for aluminum stabilizes  and the company is able to materially reduce costs and stem monthly losses. Century Aluminum of West Virginia will be actively seeking cost reductions in power, alumina, coke, pitch, labor and other materials and services. If the LME price for aluminum does not stabilize and/or the company is unable to obtain the necessary monthly cost savings, the company will curtail 100% of smelter operations, beginning February 15, 2009.

The orderly curtailment of one potline will begin immediately and will be completed by December 20. The action will reduce plant primary aluminum production by approximately 3,540 tonnes per month. The potline curtailment will ultimately impact an estimated 100 hourly and 20 salaried employees, who will be temporarily redeployed throughout the Smelter on December 20 after the curtailment is completed.

“These are economic decisions based on the global economic crisis and the unprecedented decline in aluminum prices,” said Ravenswood plant manager Jim Chapman. “We are experiencing significant losses at the current aluminum price. The potline curtailment will allow us to immediately reduce our cash losses while we work diligently over the next 60 days with suppliers, customers, employees and government officials to explore all avenues for improving plant economics and maintaining operations.”

Century Aluminum Company, the parent of Century Aluminum of West Virginia, owns primary aluminum capacity in the United States and Iceland, as well as an interest in alumina and bauxite assets in the United States and Jamaica. Century's corporate offices are located in Monterey, California.

Cautionary Statement
This press release may contain "forward-looking statements" within the meaning of U.S. federal securities laws. The company has based its forward-looking statements on current expectations and projections about the future; however, these statements are subject to risks, uncertainties and assumptions, any of which could cause the company's actual results to differ materially from those expressed in its forward-looking statements. More information about these risks, uncertainties and assumptions can be found in the risk factors and forward-looking statements cautionary language contained in the company's Annual Report on Form 10-K and in other filings made with the Securities and Exchange Commission. The company does not undertake, and specifically disclaims, any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date such forward-looking statements are made.

Certified Advisors for the First North market of the OMX Nordic Exchange Iceland hf. for Global Depositary Receipts in Iceland:
Helga Gunnarsdottir, Director-Corporate Finance, NBI hf.
Astros Vidarsdottir, Senior Manager-Corporate Finance, NBI hf.

Contacts:

Mike Dildine (media)
831-642-9364

Shelly Lair (investors)
831-642-9357